Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (“Agreement”), is entered into as of December 12, 2018 (the “Effective Date”),  between Mitsui & Co. (U.S.A.), Inc., a corporation duly organized and existing under the laws of New York, having its principal office at 200 Park Avenue, New York, NY 10166 (“Mitsui”), and Penske Automotive Group, Inc.,  a  corporation duly organized and existing under the laws of Delaware (“Penske”).  Mitsui and Penske are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS,  Penske desires to obtain the services of Mr. Masashi Yamanaka, an employee of Mitsui (“Services Provider”) as more fully described herein; and

WHEREAS,  Mitsui is willing to arrange for the Services Provider to provide certain supporting services from time to time to Penske pursuant to the terms and conditions set forth herein (“Service Period”).

NOW,  THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS
Section 1.01 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (and grammatical variations of such terms have correlative meanings):

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled By or is Under Common Control With such Person.

“Agent” shall mean, with respect to any Party, any and all directors, managers, officers, or employees, of such Party.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Fee” shall have the meaning set forth in Section 4.02(a).

“Claim” shall mean any and all claims or actions that directly relate to the matters in question, including any losses, damages and expenses (including reasonable attorneys’ fees and disbursements), whether incurred by settlement or otherwise.

“Confidential Information” shall have the meaning set forth in 6.02.

“Control”, “Controlled By” and “Under Common Control With” shall mean the possession,

directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise; provided, that, in any event, any Person that owns directly or indirectly securities having fifty percent (50%) or more of the voting power for the election of directors or other governing body of such other Person or fifty percent (50%) or more of the other ownership interests of such other Person shall be deemed to control such Person.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employment Costs” shall mean all employment and other ancillary costs, including reimbursed business expenses, incurred in connection with the Services Provider during the Service Period, including:  (i) gross salaries, wages, overtime, commissions, all incentive awards and bonuses, paid vacation, holidays, paid personal time, medical and/or other leaves, and/or other compensation, benefits or perquisites payable to the Services Provider; and (ii) other costs, including relocation costs, associated with providing the Services Provider to Penske.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Losses” shall mean, collectively, any loss, liability, Claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax or expense.

“Mitsui” shall have the meaning set forth in the Preamble.

“Mitsui Indemnitees” shall have the meaning set forth in Section 7.01.

“Penske” shall have the meaning set forth in the Preamble.

“Penske Indemnitees” shall have the meaning set forth in Section 7.02.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or any governmental authority.

“Reimbursable Expenses” shall mean reasonable business travel and other expenses incurred by the Services Provider at the specific request of, and as pre-authorized by, Penske.

“Service Period” shall have the meaning set forth in the Recitals.

“Services Provider” shall mean the employee of Mitsui who, for a fixed period of time, will provide Services to Penske pursuant to the terms of this Agreement and listed in Exhibit A.

“Services” shall mean the work to be performed by the Services Provider for Penske.  A general description of the Services is set forth in Exhibit A;  provided, that the activities of the Services Provider may vary within the scope of the Services described on Exhibit A and the term of such Services shall be stipulated between the parties prior to commencement of any Services.

Section 1.02 Construction.

Unless the context requires otherwise:  (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) words used or defined in the singular include the plural and vice versa; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; and (d) references to an Exhibit refer to the relevant Exhibit attached to this Agreement, which Exhibits are made a part hereof for all purposes.

ARTICLE 2 EFFECTIVENESS

Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that this Agreement and the rights and obligations hereunder shall only become effective and enforceable on the Effective Date.

ARTICLE 3 SERVICE PERIOD
Section 3.01 Agreement to provide Services Provider.

Mitsui shall provide the Services Provider to Penske in order to provide Services to Penske, subject to the terms and conditions set forth in this Agreement.  Any proposal by Mitsui for a Service Period shall include the following:  (a) the designated purpose and scope of the Service Period; (b) the proposed duration of the Service Period; (c) the duties and responsibilities of the Services Provider; (d) the proposed work location of Services Provider;  and (e) the proposed quarterly cost of the Service Period.

Section 3.02 Employment Matters and Authorization.

Mitsui shall assign the Services Provider to perform the Services, as well as administer all terms and conditions of employment, on an equal basis, without regard to race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, or any other category protected by law.  Mitsui hereby agrees that neither it, nor the Services Provider, is an employee of or has any employment relationship with Penske, and Mitsui shall be responsible for all employment-related issues and requirements (including all immigration issues, processing of visas, if required by applicable law, providing workers’ compensation and unemployment insurance (and ensuring that its workers’ compensation policies cover the Service Period to the extent they are providing Services at the locations of Penske), payment of Employment Costs and the proper classification of the Services Provider under applicable wage payment laws, provision and payment of benefits, payment of all employment-related taxes, record keeping and ensuring compliance with all applicable laws) arising in connection with the Services Provider.  If a Party becomes aware of an accident, injury or similar issue affecting the Services Provider, it shall promptly notify the other Party of such event.  Penske shall provide Mitsui with reasonable assistance and information as may be necessary to support Mitsui’s obtainment of visas, for the Services Provider.

Section 3.03 Restriction on Solicitation.

Penske may neither solicit nor hire the Services Provider during the Service Period and for a period of twelve (12) months after the Service Period has ended with respect to the Services Provider without obtaining the prior written consent of Mitsui.

Section 3.04 Relationship of the Parties.
(a) Mitsui – Penske. The relationship between Mitsui and Penske established by this Agreement is that of independent contractors, and nothing in this Agreement will be construed to constitute the Parties as principal and agent, employer and employee, single, joint or co-employers, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.  The Parties understand and agree that, except as expressly provided for herein, neither Party grants to the other Party the power or authority to make or give any agreement, statement, representation, warranty or other commitment on their behalf, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on their behalf, or to transfer, release or waive any of such Party’s right, title or interest.

(b) Penske – Services Provider.  During the Service Period, the Services Provider shall remain an employee of and subject to the control of Mitsui and shall not be an employee of Penske for any purpose, including but not limited to FICA, FUTA, income tax withholding, any pension plan or health benefit plan maintained by Penske for its own employees, unemployment insurance benefits, or worker’s compensation benefits, and Penske shall not be responsible to Services Provider for or with respect to any such benefits.  Notwithstanding the foregoing, during the Service Period,  Mitsui shall cause the Services Provider to perform the Services in accordance with the requirements of Penske.

ARTICLE 4 PAYMENTS
Section 4.01 Payments by Mitsui.

Mitsui shall be responsible for paying all applicable Employment Costs to the Services Provider.

Section 4.02 Payments by Penske.

(a) Penske hereby agrees to pay Mitsui for any Services provided by the Services Provider as per the quarterly rate set forth in Exhibit A (the “Applicable Fee”).  Reimbursable Expenses shall not be included in the Applicable Fee but shall be payable by Penske as a reimbursement to Mitsui (to the extent Mitsui has borne the cost of such Reimbursable Expenses).  In the event any Services begin on any day other than the first day of a month or are terminated on any other day other than the last day of the month, the Applicable Fee for such Services shall be accordingly prorated.

(b) Each calendar quarter,  Mitsui shall provide Penske with a quarterly invoice with the Applicable Fee for such prior calendar quarter rendered by Services Provider, as well as any Reimbursable Expenses for such prior calendar quarter reimbursable directly to Mitsui. All amounts shall be due and payable on or before the thirtieth (30th) Day following Penske’s receipt of any invoice delivered to Penske in accordance with this Section 4.02(b).  Penske shall pay all amounts due under this Agreement free of any set-off, deduction or withholding.

ARTICLE 5 TERM; TERMINATION
Section 5.01 Term.

Subject to Section 5.02, the term of this Agreement shall expire on the later of December 31, 2022 or the date on which all Service Periods set forth in Exhibit A expire.  This Agreement may be renewed by the Parties upon written mutual agreement.

Section 5.02 Termination.

(a) This Agreement may be terminated prior to the expiration of the term of this Agreement as set forth in Section 5.01, upon written notice as set forth below:
(i) by mutual written consent of the Parties at any time;
(ii) by either Party at any time by providing at least thirty (30) Days prior written notice of such termination to the other Party;

(iii) by either Party, if the other Party commits a material breach of any provision of this Agreement and such material breach continues for a period of thirty (30) Days following a written request to cure such breach.

(b) If at any time during the term of this Agreement the Services Provider shall cease to be employed by Mitsui for any reason, Mitsui shall have thirty  (30) days to propose a replacement for the previous Services Provider and Penske shall consider and evaluate such replacement individual, and, upon the mutual agreement of the Parties, Mitsui shall agree to provide such individual as a new Services Provider until the date on which all Service Periods expire as set forth in Exhibit A.  In the event Penske does not agree to accept the replacement individual, the Parties shall discuss in good faith the proposal by Mitsui of an alternative replacement candidate.  If Penske does not agree to the alternative replacement candidate, the Parties  agree that Penske shall no longer be responsible for payment of the Applicable Fee as of the date Penske provides notice that it rejects the alternative replacement candidate.

Section 5.03 Effect of Termination.

Notwithstanding anything to the contrary contained in this Agreement, any termination of this Agreement shall not affect any monies owing or obligations incurred hereunder by any Party prior to the effective date of such termination.

ARTICLE 6

COMPLIANCE WITH LAWS; CONFIDENTIALITY

Section 6.01 Compliance with Laws.

Mitsui and Penske shall comply with all applicable Laws in the performance of this Agreement.

Section 6.02 Confidentiality.

(a) In rendering Services to Penske, Services Provider may have access to the following regarding Penske and its Affiliates (i) information regarding the operations of Penske or its Affiliates, (ii) business plans and other information including confidential and proprietary information as may be reasonably requested by Services Provider, and (iii) any other information that may be non-public, confidential or proprietary (all such information hereinafter referred to as the “Penske Information”).  Mitsui shall cause the Services Provider not (i) to reveal or make known the Penske Information to any person, firm or corporation other than to Mitsui and its Affiliates and any officer, director or employee thereof who has a need to know, or (ii) to use the Penske Information in any way other than as permitted herein or to the extent required by law, regulation, or order of a court or governmental authority of competent jurisdiction, or in the performance of his duties as provided hereunder.  The foregoing restrictions shall not apply to Penske Information that: was already known to the Services Provider, Mitsui or its Affiliates or any officer, director or employee thereof at the time such Penske Information was disclosed to the Services Provider; or was at the time of such disclosure to the Services Provider, Mitsui or its Affiliates or any officer, director or employee thereof, or later becomes, part of the public domain otherwise than by any act, omission or fault of Services Provider, Mitsui or its Affiliates; or is independently developed or prepared by an employee of Mitsui or its Affiliates who have no access to the Penske Information; or is released with prior written consent of Penske.

(b) In rendering Services to Penske, Services Provider may have access to the following regarding Mitsui and its Affiliates (i) information regarding the operations of Mitsui or its Affiliates, (ii) business plans and other information including confidential and proprietary information as may be reasonably requested by Services Provider, and (iii) any other information that may be non-public, confidential or proprietary (all such information hereinafter referred to as the “Mitsui Information”).  With respect to any Mitsui Information disclosed by Services Provider or by any of Mitsui or its Affiliates in connection with the Services, in each case, to Penske or its Affiliates, Penske shall not, and shall cause its Affiliates not to, (i) reveal or make known Mitsui Information to any person, firm or corporation other than Penske and its Affiliates and any officer, director or employee thereof who has a need to know, or (ii) to use the Mitsui Information in any way other than as permitted herein or to the extent required by law, regulation, or order of a court or governmental authority of competent jurisdiction.  The foregoing restrictions shall not apply to Mitsui Information that: was already known to the Penske or its Affiliates or any officer, director or employee thereof at the time such Mitsui Information was disclosed by the Services Provider, Mitsui or its Affiliates; or was at the time of such disclosure, or later becomes, part of the public domain otherwise than by any act, omission or fault of Penske or its Affiliates; or is independently developed or prepared by an employee of Penske or its Affiliates who has no access to the Mitsui Information; or is released with prior written consent of Mitsui.

(c) The provisions set forth in this Article 6 shall survive the termination or expiration of this Agreement for a period of two (2) years. Upon written demand from the disclosing Party, after such termination or expiration, the disclosing Party shall cause the Services Provider to return or destroy (using commercially reasonable means) all written Information he/she has in his/her possession.

ARTICLE 7 INDEMNITY; LIABILITY
Section 7.01 Indemnity by Penske.

Penske shall indemnify Mitsui and its Affiliates and their respective Agents (collectively, the “Mitsui Indemnitees”) against, and shall hold each Mitsui Indemnitee harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Mitsui Indemnitees arising out of or resulting from:  (a) Penske’s breach of any obligation, covenant or warranty set forth in this Agreement; (b) the gross negligence or tortious or willful misconduct of Penske or its Agents with respect to Services Provider or the Services; (c) any Claims of Penske or its Agents with respect to Services Provider or the Services, except to the extent caused by Services Provider (unless instructed by Penske);  or (d) any Claim relating to any violation by Penske or its Agents with respect to Services Provider of any applicable law or any common law protecting persons or members of protected classes or categories and such laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic.

Section 7.02 Indemnity by Mitsui.

Mitsui shall indemnify Penske and its Affiliates and their respective Agents (collectively, the “Penske Indemnitees”) against, and shall hold each Penske Indemnitee harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Penske Indemnitees arising out of or resulting from:  (a) Mitsui’s breach of any obligation, covenant or warranty set forth in this Agreement; (b) the gross negligence or tortious or willful misconduct of Services Provider or Mitsui with respect to Services Provider or the Services; (c) any Claims of Services Provider, except to the extent caused by Penske;  (d) any Claims arising from or relating to Services Provider’s employment relationship with Mitsui or the termination of such relationship; (e) any Claims relating to any violation by Mitsui or its Agents with respect to Services Provider of any applicable law or any common law protecting persons or members of protected classes or categories and such laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic; and/or (f) any Claims arising from Services Provider’s performance of the Services.

Section 7.03 Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL LOSSES OR DAMAGES (INCLUDING, LOST PROFITS, LOST EARNINGS OR BUSINESS INTERRUPTIONS) ARISING OUT OF OR RESULTING FROM THIS AGREEMENT.

ARTICLE 8 MISCELLANEOUS
Section 8.01 Governing Law; Severability.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of laws.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of applicable law, such provision of applicable law shall control.  If any provision of this Agreement or the application thereof to any Party or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to the other Party or other circumstances is not affected thereby; and (b) the Parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 8.02 Dispute Resolution.

Any controversy, dispute or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be conducted by a single arbitrator and shall be kept confidential.  The award rendered by the arbitrator shall be final and binding on both Parties and judgment upon such award may be entered in any court having jurisdiction thereof.  The Parties agree that prior to the filing of any statement of claim, they will confer in good faith in an attempt to resolve any such controversy, dispute or claim through direct negotiations.  Notwithstanding the foregoing, either Party may file a statement of claim within 30 days of delivery of a notice by one Party to the other Party of a demand to so confer, and any dispute concerning the propriety of the filing of any statement of claim shall be finally settled by the arbitration tribunal.

Section 8.03 Amendments.

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by both Parties.

Section 8.04 No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action or other interest herein.

Section 8.05 Waiver.

Unless otherwise specifically indicated herein, any waiver, consent or approval of any kind or character by a Party in the performance of its obligations, or of any breach or default hereunder by such Party, shall be given or withheld in the sole discretion of the waiving, consenting or approving Party, and all such waivers, consents or approvals shall be in writing.  No delay or omission to exercise any right, power or remedy accruing to a Party as a result of any breach or default hereunder shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed or otherwise constitute a waiver of any other breach or default theretofore or thereafter occurring.

Section 8.06 Entire Agreement

This Agreement sets forth all understandings and agreements between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings and representations, whether written or oral, between the Parties with respect to the subject matter hereof.

Section 8.07 Assignment; Binding Nature

The rights and obligations of each Party under this Agreement shall not be, in full or in part, assigned or delegated by such Party without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.08 Counterpart Execution.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes.  A signature delivered by facsimile or other electronic means shall be deemed to be an original signature for purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned Party has duly executed this Agreement as of the date first set forth above.

MITSUI & CO. (U.S.A.), INC.

By:	/s/ Yoshimi Namba
Name: Yoshimi Namba
Title: Senior Vice President

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ J.D. Carlson
Name: J. D. Carlson
Title: Executive Vice President and CFO

[Signature Page to Services Agreement]

1004541908v9

EXHIBIT A

SERVICES PROVIDER, SERVICES AND RATES

This Exhibit A constitutes a proposal by Mitsui to provide the Services Provider identified below to Penske in accordance with the Agreement and upon the terms and conditions set forth below.  This Exhibit A shall remain in full force and effect, following Penske’s acceptance and approval hereof, upon the earlier of (i) Ending Date set forth below or (ii) the termination of the Services Provider for any other reason in accordance with the Agreement.

Services Provider:  Mr. Masashi Yamanaka

Penske/Location:  Penske Automotive Group, Inc.,  2555 Telegraph Road, Bloomfield Hills, Michigan, 48302

Effective and Ending Dates of the Service Period:  The parties shall mutually stipulate the term of any Services provided hereunder prior to the commencement of any Services.

Applicable Fee (quarterly rate payable in respect of Services Provider’s services): $87,500

Services Provider, in his role as an employee of Mitsui, assists Mitsui in the monitoring and management of its investments in Penske and its Affiliates.  In furtherance of this role, and for the benefit of Mitsui, Services Provider will carry out or be charged with, as applicable, the following specific duties, responsibilities and deliverables of the Service Period (purpose and scope) (the “Services”):

Business Development-Related Services

Responsible for managing the strategic development of business opportunities and relationships between Mitsui and its affiliates (the “the Mitsui Group”) and Penske in the automotive and trucking industries in existing markets and key emerging markets with substantial growth potential and in other markets around the world where there may be fruitful business opportunities. Services Provider will manage the projects based on a firm understanding of the interests, business strategies, policies and procedures of the Mitsui Group and Penske in carrying out such objectives.

Specific responsibilities will include:

1. Coordinating with Penske’s senior management, Services Provider will work on various development projects of interest to Penske, especially those aiming to promote the mutual interests of the Mitsui Group and Penske.

2.  Based on the business development plans that Services Provider formulates for consideration by Penske, and that are subsequently approved by Penske’s senior management, Services Provider will be responsible for ensuring the timely completion of these development projects, in coordination with Penske personnel.

Liaison Function-Related Services

Services Provider will work on potential business opportunities including, providing support to Penske in respect of:

(1) Penske investments and joint investments in transportation sectors;

(2) decision making in regards to investments and strategic relationships in new technologies in the rapidly changing automotive sector and trucking sector;

(3) introducing Penske to various business opportunities where Mitsui Group is taking the initiative that will enhance in value with the participation of Penske; and

(4) introducing Mitsui Group to various business opportunities where Penske is taking the initiative that will enhance in value with the participation of the Mitsui Group.

In performing such particular tasks at Penske headquarters, Services Provider will be coordinating and collaborating with Penske’s senior executives and managers.